Exhibit 10.4
SYNOPSYS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted and approved February 2, 2026
This Non-Employee Director Compensation Policy (this “Policy”) sets forth the compensation for members of the Board of Directors (the “Board”) of Synopsys, Inc. (the “Company”) who are not-then serving as employees of the Company (the “Non-Employee Directors”) and is intended to promote the interests of the Company by providing the Non-Employee Directors with the opportunity to receive cash and equity compensation for their service on the Board and any committee thereof. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s Amended and Restated Equity Incentive Plan (the “Plan”). Each Non-Employee Director will be solely responsible for any tax obligations incurred by such Non-Employee Director as a result of the cash payments paid and equity awards granted to such Non-Employee Director under this Policy. This Policy will become effective as of April 16, 2026 (such date, the “Policy Effective Date”).
1.ANNUAL CASH COMPENSATION
2.Unless otherwise determined by the Board, the annual cash compensation payable to the Non-Employee Directors shall consist of the following amounts:
Annual Cash Retainer
Each Non-Employee Director will be paid an annual cash retainer of $125,000. There are no per-meeting attendance fees for attending Board or shareholder meetings.
Additional Annual Cash Retainers
Each Non-Employee Director who serves in a below-listed role will be paid additional annual cash retainers as follows:

Lead Independent Director:	$30,000
Audit Committee Chair:	$40,000
Compensation and Organizational Development Committee Chair:	$25,000
Corporate Governance and Nominating Committee Chair:	$25,000
Audit Committee Member:	$15,000
Compensation and Organizational Development Committee Member:	$10,000
Corporate Governance and Nominating Committee Member:	$10,000

3.All cash compensation will be paid in advance in four equal quarterly installments prior to the Company’s regularly scheduled quarterly Board meetings. Directors who retire or otherwise voluntarily or involuntarily leave the Board or any of the committees prior to the next annual meeting of the Company’s stockholders (an “Annual Meeting”) will receive prorated cash fees, with such proration based on the number of regularly scheduled Board meetings that such director attended prior to their departure. The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid on or after the date the Board determines to make any such change or revision.
4.EQUITY COMPENSATION
Non-Employee Directors will be entitled to receive Restricted Stock Awards under the Plan. All grants of Awards to Non-Employee Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions and subject to the terms and conditions of the Plan:
a.Initial Award. Each individual, upon first becoming a Non-Employee Director, will automatically be granted a Restricted Stock Award (an “Initial Award”), which grant will be effective on the date on which such individual first becomes a Non-Employee Director, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy (but not by virtue of an employee Board member ceasing to be an employee of the Company). The grant date fair value of an Initial Award for any given year shall be $350,000. Initial Awards shall vest in three equal installments on the date immediately preceding each of the first three Annual Meetings following the grant date, provided that the Non-Employee Director continues to provide Continuous Service through each such vesting date.
b.Annual Award. On the date of each Annual Meeting, each Non-Employee Director who is elected (whether for the first time or through re-election) to the Board at that Annual Meeting shall automatically be granted a Restricted Stock Award (an “Annual Award”), effective as of the date of such Annual Meeting. For clarity, if a Non-Employee Director is first elected or appointed to the Board on the date of an Annual Meeting, such Non-Employee Director shall receive an Annual Award and shall not receive an Interim Award (as defined below) but shall receive an Initial Award. The grant date fair value of an Annual Award for any given year shall be $200,000. Annual Awards will vest in full on the date immediately preceding the next annual meeting of stockholders following the grant date, provided that the Non-Employee Director continues to provide Continuous Service through the vesting date.
c.Interim Award. In the case of a Non-Employee Director who is appointed to the Board on a date (the “Interim Appointment Date”) that is neither (x) the date of an Annual Meeting nor (y) a date that is more than eleven (11) months since the most recent Annual Meeting that preceded the Interim Appointment Date, such Non-Employee Director shall automatically be granted a prorated Restricted Stock Award (an “Interim Award”), which will be effective as of the date of such appointment. The Interim Award will be granted in lieu of an Annual Award but in addition to an Initial Award. The grant date fair value of an Interim Award shall be equal to the product of (i) $200,000 multiplied by (ii) a fraction, the numerator of which is twelve (12) minus the lesser of (A) the number of whole months from the most recent Annual Meeting that preceded the Interim Appointment Date until the Interim Appointment Date (with any fraction of a month being rounded up to the next whole month) or (B) twelve (12) and the denominator of which is twelve (12). Interim Awards will vest in full on the date immediately preceding the next annual meeting of stockholders following the grant date, provided that the Non-Employee Director continues to provide Continuous Service through the vesting date.
d.Fractional Shares Subject to Awards. No fractional shares shall be issued in respect of each Restricted Stock Award.
e.Change in Control. In connection with any Change in Control, each outstanding, unvested Award granted to a Non-Employee Director under the Plan shall automatically vest in full immediately prior to, and conditioned upon, the specified effective date for the Change in Control.
f.Termination. Except as otherwise provided in this Section 2(f), should a Non-Employee Director cease to serve as a Board member while holding an unvested Award, any such unvested Award shall immediately be forfeited for no consideration and revert to the

Company. No notice or other action shall be required of the Company to effectuate such reversion. In the event that a Non-Employee Director’s service as a Board member terminates as a result of the Non-Employee Director’s death or Disability, the number of Awards (if any) that would have vested had the Non-Employee Director continued in Board service until the next Annual Meeting will vest as of the date of such Non-Employee Director’s termination of service.
g.No Other Awards. Except for the grants to be made pursuant to the Plan as described in this Section 2, Non-Employee Directors shall not receive any Awards under the Plan or any other stock plan of the Company or any parent or Subsidiary.
5.TRAVEL EXPENSES
Each Non-Employee Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company in accordance with the Company’s reimbursement policy for Non-Employee Directors as may be in effect from time to time.
6.ADDITIONAL PROVISIONS
The remaining terms and conditions of each Award under the Plan shall be as set forth in a written grant agreement in a form adopted from time to time by the Board; provided, however, that the terms of any such grant agreement shall be consistent with the provisions of the Plan and this Policy. All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Non-Employee Directors.
7.SECTION 409A
It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), such that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse a Non-Employee Director for any taxes imposed or other costs incurred as a result of Section 409A. For purposes of Section 409A, any payment that may be made under this Policy will be deemed to be a separate payment.
8.REVISIONS
The Board or any committee designated by the Board may amend, alter, suspend or terminate this Policy at any time and for any reason. For the avoidance of doubt, no amendment, alteration, suspension or termination of this Policy will materially impair the rights of a Non-Employee Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Non-Employee Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation and Organizational Development Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan.
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